CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form N-1A of our report dated September 8, 2025, relating to the financial statement of Rayliant-ChinaAMC Transformative China Tech ETF, a series of Rayliant Funds Trust, as of July 24, 2025, and to the references to our firm under the heading “Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Prospectus and “Other Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Philadelphia, Pennsylvania

September 17, 2025